Exhibit 2.2

AMENDMENT NO. 1 TO

SHARE PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT (this “Amendment”), dated as of July 31, 2024, is entered into by and among Stereotaxis, Inc., a Delaware corporation (“Purchaser”); Access Point Technologies EP, Inc., a Minnesota corporation (the “Company”); and APT Holding Company, Inc., a Minnesota corporation (“Seller”). Purchaser, Seller and the Company are referred to in this Agreement collectively as the “Parties,” and individually as a “Party.” Capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS:

WHEREAS, the Parties entered into that certain Share Purchase Agreement, dated as of May 11, 2024 (the “Agreement”).

WHEREAS, pursuant to the Agreement, in exchange for all the issued and outstanding Equity Securities of the Company, Seller is entitled to receive (i) shares of Purchaser Common Stock with a value of $3,000,000, calculated as set forth in the Agreement (the “Upfront Stock Consideration”), and (ii) if and when earned in accordance with the Agreement, a series of earnout payments based on the achievement of revenue performance and regulatory milestones described in the Agreement, deliverable in the form of a number of shares of Purchaser Common Stock to be determined and calculated in accordance with the Agreement, rounded down to the nearest whole share (“Earnout Consideration”);

WHEREAS, in connection with the Debt Restructuring contemplated by the Agreement, Seller has agreed, pursuant to a Commercial Security Agreement dated on or about the date hereof (the “Commercial Security Agreement”), to grant a security interest in the Purchaser Common Stock deliverable thereunder to secure all loans from First Western Bank & Trust (“FWBT”) being assumed by Seller;

WHEREAS, in order to facilitate the Debt Restructuring and the perfecting of such security interest under the Commercial Security Agreement, Seller and FWBT have requested that Purchaser direct its transfer agent to issue the Upfront Stock Consideration and any Earnout Consideration in the form of and represented by a physical stock certificate registered in the name of Seller issued by Purchaser’s transfer agent on Purchaser’s behalf and delivered to FWBT, as directed by FWBT and set forth below; and

WHEREAS, the Parties desire to amend the terms of the Agreement as set forth herein.

IN CONSIDERATION OF THE FOREGOING RECITALS AND THE MUTUAL PROMISES, covenants and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

AMENDMENT:

1. The preamble of the Agreement is hereby amended by correcting the name of the Company to “Access Point Technologies EP, Inc.” (replacing “Access Point Technologies, Inc.).

2. Section 3.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Delivery by Purchaser of Consideration at Closing. At the Closing, Purchaser shall issue to Seller the Upfront Stock Consideration by delivering to Seller a copy of the duly executed issuance instruction letter (the “Transfer Instructions”) to Broadridge Financial Solutions, Inc. (the “Transfer Agent”) instructing the Transfer Agent to issue, via physical certificate, a number of shares of Purchaser Common Stock equal to the Upfront Stock Consideration due at Closing, duly registered in the name of Seller. Purchaser shall also (i) deliver to FWBT a copy of the Transfer Instructions, which shall direct the Transfer Agent to deliver the physical certificate to First Western Bank & Trust, Attn: Thomas Stromme, 855 26th Ave E, West Fargo, ND 58078 via oversight mail, (ii) use Commercially Reasonable Efforts to obtain a tracking number therefor and (iii) request that the Transfer Agent provide an individual shareholder summary, showing the issuance of the shares, holder’s name, address of record, and Broadridge account number, and reflecting such physical delivery request, or such other reasonable record of issuing such shares as the Transfer Agent is willing to provide.”

3. All references to delivery of Earnout Consideration as described and set forth in the Agreement (including Section 2.5(c)(viii) and 2.5(g) thereof) are hereby modified to require that Purchaser to provide for delivery such Earnout Consideration via one or more physical certificates through its Transfer Agent in the same manner as described in Section 2 above, unless and until (i) FWBT confirms in writing to Purchaser that the security interest in the Purchaser Common Stock delivered or deliverable under this Agreement has been terminated or (ii) FWBT provides other direction in writing to Purchaser to deliver such shares in a customary and reasonable fashion (including without limitation to a secured collateral brokerage account in favor of FWBT). Such modification shall be deemed to modify solely the delivery mechanism for any such Earnout Consideration and shall not be deemed to modify any of the other terms, conditions or entitlement to such Earnout Consideration, which shall remain as set forth in the Agreement.

4. The Parties acknowledge and agree that FWBT is an intended third-party beneficiary of this Amendment.

5. This Amendment shall be deemed a part of the Agreement and together with the Agreement (as amended hereby), contains the entire agreement of the Parties with respect to the amendment contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such amendment. All provisions set forth in Article XIII of the Agreement shall apply to this Amendment as if fully set forth herein. The Agreement (as amended hereby) remains in full force and effect and is hereby ratified and confirmed by the parties in all respects and any references to the Agreement shall hereafter be deemed to mean the Agreement as amended hereby.

[signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment Not 1. to Share Agreement to be duly executed as of the date first above written.

PURCHASER:

STEREOTAXIS, INC.

By:	/s/ David Fischel
Name:	David Fischel
Title:	Chief Executive Officer

COMPANY:

Access Point Technologies EP, Inc.

By:	/s/ Steven Berhow
Name:	Steven Berhow
Title:	Chief Executive Officer

SELLER:

APT HOLDING COMPANY, INC.

By:	/s/ Steven Berhow
Name:	Steven Berhow
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Share Purchase Agreement]